Exhibit 99.1

Diedrich Coffee Reports Third Quarter Results

Irvine, California, April 21, 2008 - Diedrich Coffee, Inc. (NASDAQ:DDRX) today announced operating results for its third fiscal quarter ended March 5, 2008. For the third quarter of fiscal year 2008, the Company reported a net loss of $2,153,000, or $0.39 per share, compared to a net income of $4,354,000, or $0.79 per share, for the third quarter of the prior fiscal year. Results for the third quarter of fiscal year 2007 include net income from Discontinued Operations of $4,210,000, or $0.77 per share.

Year-to-date, the Company reported a net loss of $3,582,000, or $0.66 per share, compared to net income of $578,000, or $0.11 per share, for the comparable period in the prior fiscal year. The year-to-date results include an after-tax gain of $767,000, or $0.14 per share, from escrow proceeds received in the first quarter of fiscal year 2008 from the sale of the majority of the Company’s Diedrich Coffee and Coffee People company-operated locations, which was completed in the prior fiscal year. Year-to-date results from the prior fiscal year include net income from Discontinued Operations of $2,819,000, or $0.52 per share.

Continuing Operations

As previously announced, the Company closed the majority of its Diedrich Coffee and Coffee People company-operated locations in fiscal 2007 and continues to focus on strengthening the wholesale business and related distribution channels including franchise locations. In fiscal year 2007, the Company accounted for its Diedrich Coffee and Coffee People company-operated retail operations as Discontinued Operations. The Company continues to own and operate the wholesale, Gloria Jean’s retail and Gloria Jean’s domestic franchise businesses that together comprise Continuing Operations. The Company retained the Diedrich Coffee and Coffee People brands for its wholesale and franchise operations.

Results from Continuing Operations for the third quarter of fiscal year 2008 were a loss of $2,153,000, or $0.39 per share, compared to income from Continuing Operations of $144,000, or $0.03 per share, for the third quarter of the prior year. Year-to-date, results from Continuing Operations were a loss of $4,349,000, or $0.80 per share, compared to a loss from Continuing Operations of $2,241,000, or $0.41 per share, for the same period of the prior year.

Revenue

Total revenue increased by $2,347,000, or 26.1%, to $11,322,000 for the third quarter of fiscal year 2008 as compared with total revenue of $8,975,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue for the third quarter of fiscal year 2008 increased $2,773,000, up 40.2% from the prior year period, franchise revenue declined $198,000, down 23.1% from the prior year period, and retail sales decreased $228,000, down

18.6% from the prior year period. Year-to-date, total revenue increased by $6,538,000, or 25.7%, to $31,930,000 as compared with $25,392,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $7,148,000, up 36.9% from the prior year period, franchise revenue declined $524,000, down 20.0% from the prior year period, and retail sales decreased $86,000, down 2.5% from the prior year period, as compared to the same period of the prior year.

Wholesale revenue from sales to office coffee distributors (OCS) and foodservice customers rose sharply for the third quarter of fiscal year 2008 while roasted coffee sales to franchise locations declined. For the third quarter of fiscal year 2008, wholesale sales to OCS and foodservice customers increased $3,031,000, or 52.1%, from the prior year quarter, with Keurig “K-cup” sales increasing 59.6% from the prior year quarter. Wholesale sales to franchise locations decreased $258,000, or 24.2% for the third quarter of fiscal year 2008. Year-to-date, wholesale sales to OCS and foodservice customers increased $8,034,000, or 53.3%, from the same period of the prior year, with Keurig “K-cup” sales increasing 61.4% from the prior year and wholesale sales to franchise locations decreasing $886,000, or 20.7%.

Franchise revenue declined by $198,000 for the third quarter of fiscal year 2008 and by $524,000 year-to-date, primarily due to a net decrease in unit count and negative comparable store sales. Gloria Jean’s has been affected by the same weak macroeconomic and consumer environments cited by many other mall-based retail operators that include low customer traffic, a larger-than-expected slowdown in discretionary consumer spending and inclement weather in major markets during the peak holiday shopping season that combined to hurt sales. These factors contributed to the negative comparable store sales reported by the Gloria Jean’s franchise system for the third quarter of fiscal year 2008 and year-to-date of 4.4% and 6.9%, respectively.

Retail sales decreased $228,000 for the third quarter of fiscal year 2008 and decreased $86,000 year-to-date, primarily due to a net decrease of four company-operated stores since the beginning of the current fiscal year in addition to a 10.0% decrease in same store sales. This decrease in retail was partially offset by an increase of $99,000, or 34.0% in e-commerce sales for the third quarter of fiscal year 2008 as compared to the prior year quarter and an increase year-to-date by $326,000, or 40.4%, as compared to the prior year period.

Costs and Expenses

Cost of sales and related occupancy costs for the third quarter of fiscal year 2008 increased $2,983,000, or 51.6%, to $8,761,000 from $5,778,000 in the prior year period. Cost of sales and related occupancy increased as a percentage of wholesale and retail revenues to 82.1% for the current quarter compared to 71.2% in the prior year period. Year-to-date cost of sales and related occupancy costs increased $7,845,000, or 48.3%, to $24,095,000 from $16,250,000 in the prior year period. Cost of sales and related occupancy increased as a percentage of wholesale and retail revenues to 80.8% for the year to date period compared to 71.3% in the prior year period.

Cost of sales for the third quarter of fiscal year 2008 increased $2,831,000, or 50.2%, to $8,474,000 from $5,643,000 in the prior year period. Cost of sales increased as a percentage of wholesale and retail revenues to 79.5% for the current quarter compared to 69.5% in the prior year period. The increase is primarily due to the significant increase in wholesale sales over the prior year period, sales mix changes related to the higher percentage of K-cups sales which have a lower margin than other coffee products and higher manufacturing costs related to the addition of production lines and other capital improvements at the roasting facility to increase production capacity.

In addition, the increase in cost of sales is due to several factors affecting the coffee industry in general including historically high green coffee costs, increases in prices of other raw materials and higher energy and transportation costs. Prices for the high-quality coffees roasted by Diedrich Coffee have in most cases increased at a higher rate than the general commodity (“C Grade”) price which has been trading at a 10-year high.

Year-to-date, cost of sales increased by $7,601,000, or 49.2%, to $23,039,000 from $15,438,000 in the prior year period primarily due the aforementioned factors. Year-to-date cost of sales increased as a percentage of wholesale and retail revenues to 77.2% for the current year period compared to 67.8% in the prior year period.

Occupancy costs for the third quarter of fiscal year 2008 increased $152,000 to $287,000 from $135,000 in the prior year period primarily due to an increase in rent associated with closed retail stores. Year-to-date, occupancy costs increased by $244,000, or 30.0%, to $1,056,000 from $812,000 in the prior year period primarily due to an increase in the closed store reserve associated with Gloria Jean’s leases offset by a decrease in rent expense associated with fewer company-operated retail stores.

Operating expenses decreased $220,000, or 10.1%, to $ 1,964,000 from $2,184,000 and decreased as a percentage of total revenue to 17.3% in the third quarter of the current fiscal year from 24.3% in the third quarter of last year. Year-to-date, operating expenses increased $163,000, or 2.6%, to $6,542,000 from $6,379,000 and decreased as a percentage of total revenue to 20.5% in the current fiscal year from 25.1% in the prior year period. The increase is due primarily to an increase in overhead costs associated with the increase in wholesale sales of more than 36.0% for the current fiscal year compared to the prior year period.

For the third quarter of fiscal year 2008, general and administrative expenses increased $842,000 and increased as a percentage of revenues to 20.9% in the current year quarter from 17.0% in the third quarter of last year. Year-to-date, general and administrative expenses increased $588,000 and as a percentage of revenues decreased to 17.3% in the current year from 19.4% in the same period of the prior year. For the current year period, the increase is due primarily to legal settlement reserves of $693,000, and increase in consulting, legal and outside services of $564,000 and partially offset by a decrease in compensation, management incentive and other costs of $669,000.

Discontinued Operations

The Company accounts for its Diedrich Coffee and Coffee People company-operated retail operations that were sold or closed in fiscal 2007 as Discontinued Operations. The Company’s retail sales will be primarily limited to its e-commerce web stores, and the Company will continue to operate a limited number of Gloria Jean’s retail locations primarily for use as franchise training stores. The Company continues to own and operate the Gloria Jean’s domestic franchise and wholesale businesses that together comprise Continuing Operations. For more information, please refer to the Form 10-K for the fiscal year ended June 27, 2007 and Form 10-Q for the quarter ended March 5, 2008 and other SEC reports.

Through the end of the third quarter of fiscal 2007, the Company transferred 30 company-operated stores to Starbucks Corporation in exchange for cash payments of approximately $11,774,000 and the deposit of approximately $1,204,000 into an escrow fund. Income from Discontinued Operations for the third quarter of fiscal year 2007 was $4,210,000, or $0.76 per diluted share. Results for third quarter of fiscal 2007 included the after-tax gain of $5,884,000, or $1.07 per diluted share. Income from Discontinued Operations for the year-to-date period of the current fiscal year was $767,000, or $0.14 per share, compared to income of $2,819,000, or $0.52 per share in the prior year period. The income for the year to date period of fiscal 2008 was the result of the escrow proceeds received from the sale of the majority of the Company’s Diedrich Coffee and Coffee People company-operated locations, which was completed in the prior fiscal year.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands include Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. Diedrich Coffee sells its coffees through wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via the Company’s web stores. As of March 5, 2008, the Company’s 130 retail outlets, the majority of which are franchised, are located in 30 states. For more information about Diedrich Coffee, call (800) 354-5282, or visit the Company’s web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s wholesale operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 27, 2007 and quarterly report on From 10-Q for the quarter ended March 5, 2008.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts)

OPERATIONS DATA (unaudited):

	Twelve Weeks Ended March 5, 2008	Twelve Weeks Ended March 7, 2007	Thirty-Six Weeks Ended March 5, 2008	Thirty-Six Weeks Ended March 7, 2007
Wholesale revenue	$9,663	$6,890	$26,497	$19,349
Franchise revenue	658	856	2,090	2,614
Retail sales	1,001	1,229	3,343	3,429

Total net revenue	11,322	8,975	31,930	25,392

Cost of sales and related occupancy costs	8,761	5,778	24,095	16,250
Operating expenses	1,964	2,184	6,542	6,379
Depreciation and amortization	303	239	835	739
General and administrative expenses	2,372	1,530	5,521	4,933
Loss (gain) on asset disposals	83	(11)	76	(22)
Asset impairment and other	—	379	—	717

Total costs and expenses	13,483	10,099	37,069	28,996

Operating loss from continuing operations	(2,161)	(1,124)	(5,139)	(3,604)
Interest income (expense) and other income, net	77	(36)	319	59

Loss from continuing operations before income tax provision (benefit)	(2,084)	(1,160)	(4,820)	(3,545)
Income tax provision (benefit)	69	(1,304)	471	(1,304)

Net income (loss) from continuing operations	(2,153)	144	(4,349)	(2,241)
Gain on sale of discontinued operation, net of tax	—	5,884	767	5,884
Loss from discontinued , net of tax	—	(1,674)	—	(3,065)

Income from discontinued	—	4,210	767	2,819

Net income (loss)	$(2,153)	$4,354	$(3,582)	$578

Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.39)	$0.03	$(0.80)	$(0.41)

Income from discontinued operations, net	$—	$0.77	$0.14	$0.52

Net income (loss) per share-basic	$(0.39)	$0.80	$(0.66)	$0.11

Diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.39)	$0.03	$(0.80)	$(0.41)

Income from discontinued operations, net	$—	$0.76	$0.14	$0.52

Net income (loss) per share-diluted	$(0.39)	$0.79	$(0.66)	$0.11

Weighted average and equivalent shares outstanding:
Basic	5,454	5,438	5,462	5,371

Diluted	5,454	5,500	5,462	5,371

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

(in thousands, except stores data)

	March 5, 2008	June 27, 2007
	(unaudited)
Cash	$821	$6,873
Restricted Cash	623	669
Accounts receivable, net	5,876	4,069
Inventories	4,341	4,323
All other assets	20,338	17,399

Total assets	$31,999	$33,333

Accounts payable	$5,691	$3,814
All other current liabilities	5,722	5,683
Deferred rent	195	216
Other non-current liabilities	846	468
Total stockholders’ equity	19,545	23,152

Total liabilities and stockholders’ equity	$31,999	$33,333

Total retail stores (Company and franchise, all brands)	130	153